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                                                                   EXHIBIT 10.11

               KEY OFFICER - POST RETIREMENT ASSIGNED CAR BENEFIT

POLICY:

         - It shall be the policy of The Hertz Corporation to provide the use of an assigned vehicle to selected key Corporate Officers as a post retirement benefit. The conditions pertaining to eligibility and other requirements associated with this benefit are outlined below.

ELIGIBILITY:

         Covered classifications - Corporate elected officers at the level of Senior VP and above.

         - Participation in demo vehicle evaluation program as active employee

         -        Minimum of 10 years of company service

         -        Participant retires from active employment at age 62 or above.

PROGRAM:

         - Authorized for use of assigned vehicle from Hertz fleet up to a level consistent with class of vehicle assigned while an active employee or the highest level of vehicle available in the RAC Fleet. Any accessories or options added beyond the standard level provided for this vehicle as part of the RAC fleet would be at the participating retiree's expense.

         - The ordering, delivery and disposal of the vehicle will be accomplished through the RAC Fleet Department.

         - The taxable value of the vehicle will be established by The Hertz Corporation and provided to the participant for tax reporting purposes.

         - Insurance on the vehicle will be provided by the company as will normal maintenance procedures to conform to warranty requirements.

         - All other operating expenses will be the responsibility of the participant.

         - Participant must maintain and provide proof of a valid driver's license annually or on demand by the company to be eligible for continued participation in this benefit.

         - The Company will reserve the right to cancel any individual's participation in this program if there is reason to believe that continued participation would pose an unacceptable and potentially significant liability to The Hertz Corporation.

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         -        This benefit will apply for a maximum of 15 years post
                  retirement or to age of eighty, whichever is greater, subject to satisfying other requirements of this Program.

         - Participant must complete vehicle evaluation summaries on the assigned vehicle as required by the Company.

SURVIVING SPOUSE:

         - If a participant should die and his or her spouse was living with him or her at the time, the title will be transferred for the vehicle then assigned to the surviving spouse. Any tax liability associated with this transfer will be the responsibility of the surviving spouse.

ADMINISTRATION:

         - The Senior Vice President of Employee Relations for The Hertz Corporation will be responsible for insuring that this policy is properly implemented and administered to comply with the provisions.

         - The Hertz Corporation reserves the right to end, suspend, or amend this program at any time, in whole or in part.

         - The approval of this initial Program and any subsequent changes to end, suspend or modify this program resides with the Compensation Committee of The Hertz Corporation.